Exhibit 99.1

ACCELRYS ANNOUNCES FISCAL SECOND QUARTER 2008

FINANCIAL RESULTS

Delivers Increased Profitability in Q208

San Diego, November 1, 2007 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for its fiscal second quarter ended September 30, 2007.

“This quarter included several financial and operational achievements for Accelrys,” said Mark Emkjer, Accelrys President and Chief Executive Officer. “We had another successful financial quarter, again showing increased profitability on a year over year basis. We also continued to leverage our scientific operating platform to develop scientific business intelligence solutions aimed at serving our markets. In addition, we completed the modernization of our life science modeling and simulations product line with the launch of Discovery Studio 2.0, which has been very well received and expands our scientific leadership role in the marketplace. Finally, we entered into a strategic relationship with Agilent Technologies, significantly expanding our distribution network to several new markets. We believe these achievements will provide growth opportunities in the coming quarters.”

Financial Results:

Revenue for the quarter ended September 30, 2007 was $19.7 million, compared to revenue of $20.2 million for the same quarter of the previous year. Revenue in the current quarter was impacted by reduced revenues from de-emphasized products, partially offset by continued growth in the solutions and services surrounding the Company’s scientific operating platform product line.

Non-GAAP operating income was $2.6 million for the current quarter, which was slightly higher than non-GAAP operating income for the same quarter of the previous year. On a GAAP basis, operating income for the current quarter was $1.3 million, a 49% increase over GAAP operating income of $0.8 million for the same quarter of the previous year. Operating income on both a GAAP and non-GAAP basis was favorably impacted in the current quarter by savings realized in connection with cost control measures implemented in previous periods, partially offset by increased personnel related costs associated with our expanded sales organization.

Non-GAAP net income was $3.0 million, or $0.11 per diluted share, for the current quarter, a 13% increase from non-GAAP net income of $2.6 million, or $0.10 per diluted share, for the same quarter of the previous year. On a GAAP basis, the Company reported net income of $1.6 million, or $0.06 per diluted share, for the current quarter, a 75% increase from GAAP net income of $0.9 million, or $0.04 per diluted share, for the same quarter of the previous year. Net income on both a GAAP and non-GAAP basis was favorably impacted in the current quarter by both the savings realized in operating income noted above and increased interest income due to higher interest rates and cash balances in this quarter versus the second quarter of the prior year.

At September 30, 2007, the Company had total cash, cash equivalents, restricted cash and marketable securities of $64.9 million, an increase of $3.7 million from the same quarter of the previous year.

Recent Financial, Business and Product Development Highlights:

•

Entered into a comprehensive bilateral resale agreement with Agilent Technologies Inc., enabling the mutual distribution and integration of each company’s informatics products, as well as Agilent’s distribution of our scientific operating platform. The partnership covers the breadth of informatics portfolios of both companies and will enable customers in the pharmaceutical and industrial chemicals industries to enjoy unprecedented integration of laboratory data, experimental results and insights across the enterprise.

•

Released Discovery Studio 2.0, which includes new and enhanced life science modeling and simulation functionality, in a modernized, easy to use interface which leverages our scientific operating platform to enable simplification of complex workflows.

•

Released Material Studio 4.2 which provides scripting enhancements, new Materials Visualizer tools and innovative workflow capabilities for automating and customizing modeling and simulation tasks in the areas of catalysis, crystallization, polymers and visualization.

•

Launched Phase 2 of the nanotech consortium which continues the collaborative development from Phase 1 and focuses on developing tools and protocols that bridge the gap between atomistic simulations and engineering applications.

•	Appointed Jeffrey Rodek, Former Executive Chairman of the Board of Directors of Hyperion Solutions Corporation, to its Board of Directors.

•

Appointed Rohit Shyam as Vice President of Corporate Development and Strategy. Mr. Shyam joins the Company from Computer Sciences Corporation where he served as Partner, Senior Strategy Expert, and Solution Director. Mr. Shyam will focus full time on corporate development, mergers and acquisitions and strategy.

Non-GAAP Financial Measures:

This press release describes financial measures for operating income, net income, and net income per share that exclude stock-based compensation expense, amortization of purchased intangible assets, restructuring charges and costs incurred in the prior year to complete the Company’s restatement. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, including footnotes):

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
GAAP Operating income	$1,256	$844	$2,086	$428
Stock-based compensation expense[1]	965	1,327	1,868	2,336
Purchased intangible asset amortization[2]	381	384	762	768
Restructuring charges[3]	—	—	25	—
Restatement-related costs[3]	—	—	—	493

Non-GAAP Operating income	$2,602	$2,555	$4,741	$4,025

GAAP Net income	$1,640	$935	$3,059	$606
Stock-based compensation expense	965	1,327	1,868	2,336
Purchased intangible asset amortization	381	384	762	768
Restructuring charges[3]	—	—	25	—
Restatement-related costs[3]	—	—	—	493

Non-GAAP Net income	$2,986	$2,646	$5,714	$4,203

GAAP Basic and diluted net income per share	$0.06	$0.04	$0.11	$0.02
Stock-based compensation expense	0.04	0.05	0.07	0.09
Purchased intangible asset amortization	0.01	0.01	0.03	0.03
Restructuring charges[3]	—	—	—	—
Restatement-related costs[3]	—	—	—	0.02

Non-GAAP Basic and diluted net income per share	$0.11	$0.10	$0.21	$0.16

[1]	Stock-based compensation expense is included in our condensed consolidated statement of operations as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Cost of revenue	$83	$83	$164	$154
Product development	227	393	457	738
Sales and marketing	250	221	451	380
General and administrative	405	630	796	1,064

Total stock-based compensation expense	$965	$1,327	$1,868	$2,336

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our condensed consolidated statement of operations.

[3]	Restructuring charges and restatement-related costs are included in the general and administrative expenses line in our condensed consolidated statement of operations.

Conference Call Details:

At 5:00 p.m. ET today, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 831-6243 (+(617) 213-8855 outside the United States) and enter the access code, 15005142, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (888) 286-8010 (+1 (617) 801-6888 outside the United States) and entering access code, 64106248, beginning 7:00 p.m. ET on November 1, 2007 through 5:00 p.m. ET on February 1, 2008.

About Accelrys:

Accelrys develops and commercializes scientific business intelligence software for the integration, mining, analysis, modeling and simulation, management and interactive reporting of scientific data. Our solutions are used by biologists, chemists, materials scientists, and information technology professionals for product design and drug discovery and development. Our technology and services are designed to meet the needs of today’s leading research and development organizations including leading commercial, government and academic organizations. Many of the largest pharmaceutical, biotechnology, chemical, and petroleum companies worldwide use our solutions. Accelrys is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the impact of the Company’s relationship with Agilent Technologies and the growth of the Company, are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results or growth plans, that the Company’s competitive position will not improve, and/or that such growth will not occur due to, among other possibilities, a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Revenue	$19,663	$20,232	$39,764	$40,382
Cost of revenue	3,445	3,537	6,952	7,193

Gross margin	16,218	16,695	32,812	33,189
Operating expenses:
Product development	4,296	4,916	8,605	10,042
Sales and marketing	7,141	6,568	14,681	13,634
General and administrative	3,525	4,367	7,440	9,085

Total operating expenses	14,962	15,851	30,726	32,761

Operating income	1,256	844	2,086	428
Interest and other income, net	701	360	1,693	844

Income before taxes	1,957	1,204	3,779	1,272
Income tax expense	317	269	720	666

Net income	$1,640	$935	$3,059	$606

Basic and diluted net income per share	$0.06	$0.04	$0.11	$0.02

Weighted average shares used to compute basic and diluted net income per share
Basic	26,684	26,293	26,623	26,252
Diluted	27,076	26,420	26,985	26,387

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2007	March 31, 2007
Assets
Cash and marketable securities[1]	$64,887	$70,757
Trade receivables, net	10,011	18,617
Other assets, net[2]	58,691	65,227

Total assets	$133,589	$154,601

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	11,605	21,136
Total deferred revenue[3]	38,800	56,133
Noncurrent liabilities, excluding deferred revenue	8,290	8,342
Total stockholders’ equity	74,894	68,990

Total liabilities and stockholders’ equity	$133,589	$154,601

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our condensed consolidated balance sheet: Cash and cash equivalents; Marketable securities; and Restricted cash and marketable securities

[2]

Other assets, net, consists of the following line items in our condensed consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; Other assets

[3]	Total deferred revenue consists of the following line items in our condensed consolidated balance sheet: Current portion of deferred revenue ; and Deferred revenue, net of current portion